Filed Pursuant to Rule 433

Registration Statement No. 333-226539

June 3, 2021

PRICING TERM SHEET

2.40% DEBENTURES, SERIES 2021 A

3.60% DEBENTURES, SERIES 2021 B

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa1 (Stable); A- (Negative); A- (Negative)

Issue of Securities:	2.40% Debentures, Series 2021 A due 2031	3.60% Debentures, Series 2021 B due 2061

Principal Amount:	$750,000,000	$750,000,000

Interest Rate:	2.40% per annum	3.60% per annum

Interest Payment Dates:	June 15 and December 15 commencing on December 15, 2021	June 15 and December 15 commencing on December 15, 2021

Maturity Date:	June 15, 2031	June 15, 2061

Benchmark Treasury:	1.625% due May 15, 2031	1.875% due February 15, 2051

Benchmark Treasury Price / Yield:	99-31 / 1.628%	90-16 / 2.319%

Spread to Benchmark Treasury:	+80 basis points	+130 basis points

Yield to Maturity:	2.428%	3.619%

Public Offering Price:	99.752% of the principal amount	99.599% of the principal amount

Optional Redemption Provisions:

Make Whole call at any time prior to March 15, 2031 (the “2031 par call date”) at Treasury Rate +15 basis points (calculated to the 2031 par call date)

Callable on or after the 2031 par call date at par

Make Whole call at any time prior to December 15, 2060 (the “2061 par call date”) at Treasury Rate +20 basis points (calculated to the 2061 par call date)

Callable on or after the 2061 par call date at par

Pricing Date:	June 3, 2021

Settlement Date:	June 8, 2021 (T+3)

CUSIP:	209111 GA5	209111 GB3

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

CIBC World Markets Corp.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.